Exhibit 23.5

January 8, 2020

Board of Directors

Cleveland-Cliffs Inc.

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated December 2, 2019, to the Board of Directors of Cleveland-Cliffs Inc. (“Cliffs”) as Annex B to, and to the references thereto under the headings “Summary—Opinions of Financial Advisors—Opinion of Moelis, Cliffs’ financial advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Cliffs Board and Reasons for the Merger”, “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Cliffs and AK Steel Holding Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Cliffs (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC